EXHIBIT 99.1
PROS Holdings, Inc. Announces Appointment of Catherine A. Lesjak to Board of Directors
Industry Veteran with Global Finance and Operations Expertise Joins to Further Accelerate SaaS Go-to-Market and Scale Global Footprint
HOUSTON, August 3, 2020 - PROS Holdings, Inc. (NYSE: PRO), a provider of AI-powered solutions that optimize selling in the digital economy, today announced the appointment of Catherine A. Lesjak to its board of directors effective August 3, 2020. Lesjak joins the board as an independent director.
Lesjak is a seasoned finance veteran in the tech industry, having built a 32-year career at HP, Inc. (NYSE: HPQ). Lesjak served in several executive leadership roles during her tenure, including EVP and CFO - a role she held for 11 years before serving as interim COO for the company.
She currently serves as a director for technology pioneer and multinational conglomerate GE (NYSE: GE) and SunPower Corporation (NASDAQ: SPWR), a vertically integrated solar company. Lesjak also serves on the board of the Berkeley Haas Business School. She holds a B.S. from Stanford University and an MBA from University of California, Berkeley.
“Cathie is an industry veteran who brings substantial financial and operational expertise to the board,” said PROS Non-Executive Chairman of the Board Bill Russell. “As PROS increases in scale, her experience and knowledge will be a great resource for us as we continue to build even greater long-term value for our shareholders.”
“I am excited to welcome Cathie to the PROS board,” said PROS President and CEO Andres Reiner. “Cathie brings a point of view anchored in global scale, execution, repeatability, and commercial success - all elements that impact how we drive our SaaS portfolio and scale our global footprint rapidly.”
“I am truly honored to join the PROS Board of Directors during this inflection point in digital commerce and tremendous need for digital selling solutions,” said Lesjak. “I look forward to sharing my experience and expertise with PROS to best capitalize on this tremendous market opportunity at hand.”
About PROS
PROS Holdings, Inc. (NYSE: PRO) provides AI-powered solutions that optimize selling in the digital economy. PROS solutions make it possible for companies to price, configure and sell their products and services in an omnichannel environment with speed, precision and consistency. Our customers, who are leaders in their markets, benefit from decades of data science expertise infused into our industry solutions.
Forward-looking Statements
This press release contains forward-looking statements, including statements about PROS market opportunity, PROS growth and scalability, the functionality and benefits of AI-powered solutions to organizations generally as well as the functionality and benefits of PROS software products. The forward-looking statements contained in this press release are based upon PROS historical experience and current expectations. Factors that could cause actual results to differ materially from those described herein include, among others, the risks related to the impact of the COVID-19 pandemic, such as the scope and duration of the outbreak and timeframe for economic recovery, the addressability of an organization’s AI-powered solution needs, the risks associated with PROS developing and enhancing products with the functionality necessary to deliver the stated results and the risks associated with the complex implementation and maintenance of AI-powered solutions such as PROS software products. Additional information relating to the uncertainty affecting PROS business is contained in PROS filings with the Securities and Exchange Commission. These forward-looking statements represent PROS expectations as of the date of this press release. Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future whether as a result of new information, future events or otherwise.
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Media Contact:
Amanda Parrish
aparrish@pros.com
832.924.4731
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